Exhibit 10.23

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

FIRST AMENDMENT

TO

COMPANION DIAGNOSTICS AGREEMENT

This First Amendment (“Amendment”) shall be effective as of this 31st day of May 2013 (“Amendment Effective Date”), by and between Epizyme, Inc., having a place of business at 400 Technology Square, 4th Floor, Cambridge, Massachusetts 02139, U.S.A. (“Epizyme”) and Eisai Co., Ltd., having a place of business at Koishikawa 4-6-10, Bunkyo-ku, Tokyo 112-8088, Japan (individually, “Eisai” and collectively with Epizyme, “Pharmaceutical Partners”), on the one side, and Roche Molecular Systems, Inc., having a place of business at 4300 Hacienda Drive, Pleasanton, California 94588, U.S.A. (“RMS”), on the other side, as an amendment to the Companion Diagnostics Agreement, dated 18th December 2012 (“Agreement”). Capitalized terms used in this Amendment and not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, Epizyme, Eisai and RMS are Parties to the Agreement and desire to amend the Agreement as set forth in this Amendment;

WHEREAS, Epizyme and Eisai have identified additional mutations in [**] of the EZH2 gene (“Additional Mutations”), which the Pharmaceutical Partners desire the Assay being developed by RMS also detect; and

WHEREAS, RMS is willing to modify the Assay being developed under the Agreement to include detection of the Additional Mutations, subject to the changes in the Project Plan and the Payment Plan, as well as the other provisions set forth herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, the Parties hereby agree as follows:

1.	The definition of Assay in Section 2.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Assay” means an assay developed by RMS that is directed to EZH2 mutations in [**] and such other mutations as the Parties may agree, and shall include without limitation any biological materials, associated reagents, procedures, controls, instrumentation and/or software necessary to perform the assay, but shall exclude any Samples or other materials that the Assay is intended to test.”

2.	The current Project Plan under the Agreement is hereby replaced in its entirety with the amended and restated Project Plan set forth in Attachment 1 to this Amendment.

3.

In consideration for the additional activities required from RMS for the changes to the Project Plan, as updated in Attachment 1, the Pharmaceutical Partners agree to compensate RMS Five Hundred Thousand Dollars ($500,000.00) in addition to the payments previously set forth in the Payment Plan. This additional compensation shall become payable upon the execution of this Amendment and shall be paid following receipt of an invoice therefor from RMS in accordance with Section 7.2 of the Agreement.

RMS – Epizyme/Eisai

1st Amendment to CoDx Agr

Effective Date: 31 MAY 2013

In addition, the following adjustments shall be made to the Agreement with respect to this additional compensation:

a.	The second to last sentence in Section 15.7(b) shall be amended as follows:

The phrase “… in no event shall Pharmaceutical Partners be obligated to pay RMS more than an aggregate of twenty-one million dollars ($21,000,000) in milestones and Termination Fees…” shall be replaced in its entirety with “in no event shall Pharmaceutical Partners be obligated to pay RMS more than an aggregate of twenty-one million, five hundred thousand dollars ($21,500,000) in milestones and Termination Fees…”

b.	The last sentence in Exhibit B, Payment Plan, shall be replaced in its entirety with the following:

“For clarity, unless otherwise expressly agreed by the Parties in writing, in no event shall Pharmaceutical Partners be obligated to pay RMS more than an aggregate of twenty-one million, five hundred thousand dollars ($21,500,000) in milestones (including any amount that my become payable pursuant to this paragraph) and Termination Fees under this Agreement.”

4.	Exhibits B and E of the Agreement are hereby further amended by replacing each reference to [**] therein with [**].

5.	Exhibit C of the Agreement is hereby replaced in its entirety with the amended and restated Exhibit C set forth in Attachment 2 to this Amendment.

6.

The Parties acknowledge that additional licenses or other rights to access and/or use Third Party technology or intellectual property rights may be necessary for the development, manufacture, use or commercialization of the RMS Product, due to the development of the Assay to include detection of the Additional Mutations, and that such Third Party technology or intellectual property rights may or may not be also needed for Pharmaceutical Partners Product. Section 5.12(a) of the Agreement is hereby amended such that Pharmaceutical Partners shall be solely responsible for obtaining and maintaining any Third Party intellectual property rights necessary for the development, manufacture, use or commercialization of the RMS Product, to the extent such Third Party intellectual property right would not have been needed for the RMS Product but for the inclusion of the Additional Mutations. Pharmaceutical Partners agree to provide reasonable opportunity for RMS to review and comment on any proposed terms of the Third Party agreement pursuant to which Pharmaceutical Partners obtain such rights that, in Pharmaceutical Partners’ reasonable determination, would impose additional obligations or restrictions on RMS (beyond what is contemplated under the Agreement (as amended) for similar intellectual property rights) with respect to the RMS Product, including a final right of approval over any terms of such agreement that would impose such additional obligations or restrictions on RMS prior to execution, such approval not to be unreasonably withheld, delayed or conditioned. In addition, Pharmaceutical Partners agree to provide a draft of any such Third Party agreement to RMS at least [**] business days prior to execution and to reasonably consider any objections as to

RMS – Epizyme/Eisai

1st Amendment to CoDx Agr

Effective Date: 31 MAY 2013

obligations or restrictions that such Third Party agreement would impose on RMS with respect to the RMS Product that RMS may timely raise. Any disputes over compliance with this paragraph shall be first resolved by the Senior Officers of the Parties pursuant to Section 4.3, and if still unresolved, then pursuant to the arbitration provisions set forth in Section 16. Once such Third Party intellectual property agreement is finalized and executed, Pharmaceutical Partners agree to be solely responsible for any and all costs thereof to the extent relating to Third Party intellectual property rights that would not have been needed for the RMS Product but for the inclusion of the Additional Mutations.

7.

The provision on “Disclosure of Funding Pursuant to State Laws” in Section 10.6 of the Agreement is hereby amended such that the heading is restated in its entirety to read “Disclosure of Funding Pursuant to State/Federal Laws” and that two additional sentences shall be included at the end of such section as follows:

“Each Party will be responsible for reporting, as may be required by state or federal law, any of such Party’s respective spend to any covered recipient (as defined by the Physician Payment Sunshine Act or other similar state laws) which they make under this Agreement. In the event of a disagreement about which Party has reporting responsibility, the Parties shall discuss in good faith.

8.	This Amendment is effective and shall become part of the Agreement as of the Amendment Effective Date.

9.	Except as provided herein, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

10.

This Amendment may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signature.

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RMS – Epizyme/Eisai

1st Amendment to CoDx Agr

Effective Date: 31 MAY 2013

The Parties have executed this Amendment, by their duly authorized representatives.

ROCHE MOLECULAR SYSTEMS, INC.		EPIZYME, INC.

By:	/s/ Paul Brown	By:	/s/ Jason Rhodes
	(signature)		(signature)

Name:	Paul A. Brown	Name:	Jason Rhodes
	(printed name)		(printed name)

Title:	President and CEO	Title:	President and CFO

Date:	2013.10.13	Date:	10-4-13

EISAI CO., LTD.

		By:	/s/ Kenichi Nomoto
(signature)

		Name:	Kenichi Nomoto
(printed name)

		Title:	President, Oncology PCU

		Date:	10-23-2013

RMS – Epizyme/Eisai

1st Amendment to CoDx Agr

Effective Date: 31 MAY 2013